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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999

                                                   REGISTRATION NO. 000-26068

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 on
                                   FORM 8-A/A

                           FOR REGISTRATION OF CERTAIN
                         CLASSES OF SECURITIES PURSUANT
                        TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ACACIA RESEARCH CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                     95-4405754
-------------------------------           -------------------------------------
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

55 South Lake Avenue, Pasadena, California                91101
------------------------------------------   ----------------------------------
 (Address of Principal Executive Offices)               (Zip Code)

If this form relates to the registration       If this form relates to
of a class of debt securities and is           the registration of a class
effective upon filing pursuant to              of debt securities and is
General Instruction A(c)(1) please             to become effective
check the following box. / /                   simultaneously with the
                                               effectiveness of a concurrent
                                               registration statement under
                                               the Securities Act of 1933
                                               pursuant to General Instruction
                                               A(c)(2), please check the
                                               following box. / /

Securities to be registered
pursuant to Section 12(b) of the Act

      Title of Each Class                    Name of Each Exchange on Which
      to be so Registered                    Each Class is to be Registered

------------------------------------      -------------------------------------

------------------------------------      -------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
-------------------------------------------------------------------------------
                                (Title of class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         This Amendment No. 2 to Registration Statement on Form 8-A/A amends and restates the Registration Statement on Form 8-A filed on or about May 11, 1995, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A filed June 5, 1995.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

         Our authorized capital stock includes 60,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote at a meeting of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably any dividends declared by our Board of Directors. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to receive ratably our net assets available for distribution after the payment of all debts and other liabilities, subject to any prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Our Certificate of Incorporation and our Bylaws contain various provisions which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

         For example, our Certificate of Incorporation contains provisions that state the following:

         - our Board of Directors may issue, without any action on the part of our stockholders, up to 20,000,000 shares of "blank-check" Preferred Stock, par value $0.001 per share, and determine the rights, preferences, privileges, dividends, voting and other rights of each series of Preferred Stock;

         - our Board of Directors may amend in any manner our Bylaws and, subject to certain exceptions, our stockholders may only amend our Bylaws by an affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock; and

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         -        newly created directorships and any vacancy on our Board of
                  Directors will be filled solely by the affirmative vote of a majority of the remaining directors then in office.

         In addition, our Bylaws contain provisions that state the following:

         - special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the President and may not be called by any other person or persons; and

         - all duly submitted stockholder proposals, including nominations for the election of a director, must be delivered to us no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.

ITEM 2.  EXHIBITS.

The following exhibits are filed as part of this report:


Exhibit
Numbers           Description of Document
-------           -----------------------
  1               Specimen Common Stock Certificate.

  2               Certificate of Incorporation.

  3               Bylaws.


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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       ACACIA RESEARCH CORPORATION

                                 By:      /s/ Paul R. Ryan
                                     ------------------------------------------
                                          Paul R. Ryan
                                          President and Chief Executive Officer

Dated:  December 30, 1999






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